UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

CLEARPOINT NEURO, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT DATED MAY 14, 2021
TO THE PROXY STATEMENT DATED APRIL 19, 2021
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 3, 2021

On April 19, 2021, ClearPoint Neuro, Inc. (the “Company”) filed a definitive proxy statement with the Securities & Exchange Commission in connection with its 2021 Annual Meeting of Stockholders to be held on June 3, 2021 (the “Proxy Statement”). The Company is providing this supplement to correct an error, in which Ms. B. Kristine Johnson was incorrectly identified as a member and the Chair of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”). For the avoidance of doubt, Messrs. Spencer, Girin and Fletcher are the members of the Audit Committee, each is an audit committee financial expert within the meaning of SEC rules, and Mr. Spencer serves as the Chair of the Audit Committee.

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This supplement should be read together with the Proxy Statement, which should be read in its entirety.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2021.

This Supplement, the Proxy Statement and our 2020 Annual Report on Form 10-K are available on the internet at www.cstproxy.com/clearpoint/2021. In addition, a copy of the 2020 Annual Report on Form 10-K will be provided without charge upon the written request directed to our Secretary at 5 Musick, Irvine, California 92618, and may be found on the Company’s website at www.clearpointneuro.com.